EXHIBIT 99.1

ROCKPORT  HEALTHCARE  GROUP  ANNOUNCES  FISCAL  SECOND  QUARTER  RESULTS

HOUSTON, TX -- NOVEMBER 14, 2003 -- Rockport Healthcare Group, Inc., (OTC BB:RPHL), a management company dedicated to developing, operating and managing a network consisting of healthcare providers and medical suppliers that serve employees with work-related injuries and illnesses today announced results for the three and six months ended September 30, 2003.

Revenue for the six months ended September 30, 2003, decreased 13% to $1,595,404 compared to $1,826,098 for the comparable 2002 period. Gross profit decreased by 20% from $1,353,574 to $1,083,604 and Rockport reported a net loss for the period of $197,744, or ($.01) per share basic and diluted, compared to net income of $176,421, or $.01 per share basic and diluted, for the 2002 period. Revenue for the three months ended September 30, 2003, decreased 25% to $699,787 compared to $935,182 for the comparable 2002 period. Gross profit decreased by 30% from $678,494 to $473,249 and Rockport reported a net loss for the period of $168,079, or ($.01) per share basic and diluted, compared to net income of $90,241, or $.01 per share basic and diluted, for the 2002 period.

"This has been a disappointing two quarters for our company," stated Harry M. Neer, CEO of Rockport. "The reduction in revenue was primarily attributable to three situations: (1) we have experienced a reduced utilization of our network by some of our current clients; (2) we have lost four clients; two went out of business, one terminated its contract with us and we terminated our contract with one client, and (3) most significantly, some of our clients have lost some of their large customers. On the positive side, we have implemented six new clients during these two quarters and have contracts with additional clients which will be implemented prior to the end of our fiscal year."

ABOUT  ROCKPORT  HEALTHCARE  GROUP

Based in Houston, Texas, Rockport offers access to one of the most comprehensive healthcare networks at a local, state or national level for its clients while ensuring significant, quantifiable savings that reduce its clients' overall workers' compensation medical costs. Rockport offers one product - access to a healthcare network for treatment of work-related injuries and illnesses. Rockport earns its fees by receiving a percentage of the medical cost savings realized by its clients when an injured employee is referred by them and treated by a Rockport network healthcare provider. Through Rockport's relentless dedication to provide one product (ROCKPORT UNITED NETWORK SM) with the best client and provider service available, Rockport will lead to make a difference in workers' compensation.


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

                                    Summary of Operating Results
                                    ----------------------------

                                  Three Months Ended September 30,       Six Months Ended  September 30,
                               ===========================================================================
                                     2003                2002              2003               2002
                               -----------------  ------------------  ---------------  -------------------
 Revenue                       $        699,787   $          935,182  $    1,595,404   $         1,826,098
 Cost of sales                          226,538              256,688         511,800               472,524
       Gross profit                     473,249              678,494       1,083,604             1,353,574
                               ---------------------------------------------------------------------------
 Operating expenses                     610,861              559,265       1,221,063             1,121,783
 Operating income (loss)               (137,612)             119,229        (137,459)              231,791
                               ---------------------------------------------------------------------------
 Interest expense, net                   30,467               28,988          60,285                55,370
 Net income (loss)             $       (168,079)  $           90,241  $     (197,744)  $           176,421
                               ---------------------------------------------------------------------------
 Net income (loss) per
   share - basic and diluted   $          (0.01)  $             0.01  $        (0.01)  $              0.01
                               ===========================================================================

Rockport has designed a web site to be useful and informative for its clients and their customers, for contracted healthcare providers and for those healthcare providers desiring to participate in Rockport's provider network, and current and potential investors.

For  more  information  visit  Rockport's web site at www.rockporthealthcare.com
                                                      --------------------------
where you can view its Quarterly Report on Form 10-QSB filed with the SEC on November 14, 2003 or contact:

Carl  A.  Chase,  Investor  Relations
Rockport  Healthcare  Group,  Inc.
(713)  621-9424
E-mail:  investor@rhgnet.com
         -------------------

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